Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-4 (No. 333-150059) and Form S-8 (No. 333-118275) of American Campus Communities, Inc., of our reports dated February 27, 2009, with respect to the consolidated financial statements of American Campus Communities, Inc. and the effectiveness of internal control over financial reporting of American Campus Communities, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Austin, Texas
February 27, 2009